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                                                                    Exhibit 16.1

                           [CHATCOM, INC. LETTERHEAD]



                                    February 4, 1998



Deloitte & Touche LLP
1000 Wilshire Boulevard
Los Angeles, California 90017

Gentlemen:

  This is to confirm the decision of the Audit Committee of the Board of Directors to dismiss Deloitte & Touche LLP as the principal independent accountants effective February 2, 1998.

  Pursuant to the rules and regulations of the Securities and Exchange Commission, we have prepared the attached Form 8-K. Item 304 of Regulation S-B requires you to review the Form 8-K and respond in writing to the representations made by ChatCom, Inc. therein. As your response must be submitted with the Form 8-K, your prompt reply would be sincerely appreciated.

  We appreciate your professional assistance over the years.

                                    Sincerely,

                                    /s/ RICHARD F. GORDON, JR.

                                    Richard F. Gordon, Jr.
                                    Chairman of the Board